Exhibit 10.56

The Gymboree Corporation

Annual Bonus Plan

As amended on February 1, 2010

The annual bonus plan is based on our quarterly and annual financial performance and provides our named executive officers the opportunity to earn cash bonuses at specified target payout amounts calculated as a percentage of the named executive officer’s base salary.

At the end of each fiscal quarter and the fiscal year, we calculate each named executive officer’s bonus by multiplying his or her target payout amount (annual or quarterly) by the bonus percent associated with the actual financial performance achieved.

•	For the first quarter we will pay bonuses up to 100% of the quarterly target payout amount.

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For the second quarter we will pay bonuses up to 100% of the quarterly target payout amount based on second quarter actual financial performance achieved. In addition, we will pay bonuses in excess of 100% for both the first and second quarters based on the actual first six months’ financial performance achieved.

•	For the third and fourth quarters, we will pay quarterly bonuses based on the actual financial performance achieved for each individual period.

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If we fail to meet one or more quarterly performance targets, but meet the annual performance targets, each named executive officer is eligible to receive a “catch-up” bonus, which allows the total bonus paid for the year to equal up to the maximum (300%) of the annual target payout amount.